Exhibit 4.10

THIS NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EXEMPTION FROM REGISTRATION OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT.

TETRALOGIC PHARMACEUTICALS CORPORATION

UNSECURED CONVERTIBLE PROMISSORY NOTE

USD $	November 29, 2012

FOR VALUE RECEIVED in immediately available funds from                                                                          , or its assigns (the “Holder”), the undersigned, TETRALOGIC PHARMACEUTICALS CORPORATION, a Delaware corporation (the “Company”), promises to pay to the order of the Holder, the principal sum of $                    in lawful money of the United States of America, together with interest as provided herein.  This Note has been executed by the Company on the date listed on the signature page hereto.

This Note has been issued pursuant to, and is entitled to the benefits of, the Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of November 29, 2012, by and among the Company and Holders parties thereto.  Capitalized terms used herein but not otherwise defined herein have the meanings given to them in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject and to which the Holder hereof, by the acceptance of this Note, agrees:

1.                                      Maturity Date.  Unless earlier converted in accordance with Section 2 hereof, on the earliest of (a) July 1, 2013, (b) the closing of a Liquidation (as defined in the Company’s Certificate of Incorporation, as amended to date) or (c) the date on which an Event of Default (as defined below) has occurred and repayment of this Note has been accelerated pursuant to Section 5.2 (the “Maturity Date”), the Company shall pay to Holder, in cash, the amount of the then outstanding principal balance of this Note plus all accrued and unpaid interest hereon.

2.                                      Note Conversion.

2.1                               Automatic Conversion Upon the Occurrence of a Financing. If, after the date hereof, the Company shall (i) obtain equity investments from an investor or a group of investors aggregating at least $25,000,000, excluding any principal and interest on the Notes converted into equity securities in such financing or (ii) obtain (a) equity investments from an investor or a group of investors aggregating at least $10,000,000, excluding any principal and interest on the Notes converted into equity securities in such financing and (b) on or before the date of such financing, commitments pursuant to one or more definitive collaboration agreements with third parties pursuant to which such third parties will provide the Company with no less than $15,000,000 in guaranteed and non-contingent non-dilutive funding to be received by the Company on or before the second anniversary of the Maturity Date (either (i) or (ii) above, a “Qualified Financing”), then all outstanding principal and accrued and unpaid interest on this Note shall, effective on the closing date of such Qualified Financing automatically convert into such number of shares of the type of equity securities to be issued in the equity financing equal to the quotient of:

(a) the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b) the lowest price per share actually paid by the investors participating in the equity financing for the securities issued in such Qualified Financing.

2.2                               Optional Conversion Upon the Occurrence of Non-Qualified Financing. If, after the date hereof, the Company shall obtain an equity investment from an investor or a group of investors which does not qualify as a Qualified Financing (a “Non-Qualified Financing”), all outstanding principal and accrued and unpaid interest on this Note shall, at the Holder’s option and effective on the date of such Non-Qualified Financing, be converted into such number of shares of the type of equity securities to be issued in the Non-Qualified Financing equal to the quotient of:

(a) the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b) the lowest price per share actually paid by the investors participating in the Non-Qualified Financing for the securities issued in such Non-Qualified Financing.

2.3                               Optional Conversion Outside of a Financing. If this Note has not been converted or repaid prior to twelve (12) months following the date hereof, the Notes may be converted at the option of the Holder into such number of shares of the Company’s Series C Preferred Stock (the “Series C Preferred”) equal to the quotient of:

(a) the aggregate amount of then outstanding principal and accrued and unpaid interest on this Note divided by

(b) the original purchase price for the Series C Preferred.

2.4                               Conversion Procedure. If this Note is converted to equity securities pursuant to Section 2, the following terms shall govern such conversion.

2.4.1                     Notice of Conversion. With respect to a conversion pursuant to Section 2.1, not less than ten days prior to the closing of the Qualified Financing the Company shall deliver written notice to the Holder of this Note at the address shown on the records of the Company for the Holder, notifying the Holder of the conversion to be effective, specifying the equity securities into which this Note shall be converted, the principal amount of the Note to be converted, the amount of accrued interest to be converted, and the date on which the Qualified Financing (and the conversion of this Note) will occur. With respect to a conversion pursuant to

Section 2.2, not less than ten days prior to the closing of the Non-Qualified Financing, the Company shall deliver written notice to the Holder of this Note at the address shown on the records of the Company for the Holder, notifying the Holder of the material terms, including, without limitation, the total amount invested, the type of securities sold and the closing date of the Non-Qualified Financing (the “Non-Qualified Financing Notice”). In the event the Holder elects to exercise its conversion right pursuant to Section 2.2, the Holder shall, within ten (10) days of the Holder’s receipt of the Non-Qualified Financing Notice, deliver written notice to the Company of such election. With respect to a conversion pursuant to Section 2.3, the Holder shall deliver written notice to the Company no later than seven (7) days before the date on which the Holder wishes to convert this Note, notifying the Company of such Holders election to convert this Note pursuant to the provisions of Section 2.3.  At the applicable conversion date, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it related to such lost, stolen or destroyed Note) for cancellation; provided, however, that upon as applicable (i) the closing of a Qualified Financing a Non-Qualified Financing for which the Holder has exercised its conversion right or (ii) the conversion date for a conversion of this Note into Series C Preferred pursuant to Section 2.3 above, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. In addition, upon the conversion of this Note pursuant to Section 2.1 or Section 2.2, the Holder shall agree to (and execute any documents in connection therewith) any associated restrictions agreed to by the investors in such Qualified Financing or Non-Qualified Financing, including in any case, without limitation, all applicable registration rights, co-sale rights, rights of first refusal, pre-emptive rights, voting agreements, transfer restrictions and other similar rights and restrictions. In addition, upon the conversion of this Note pursuant to Section 2.3, the Holder shall agree to (and execute any documents in connection therewith) any associated restrictions agreed to by the Series C Preferred investors, including in any ease the Amended and Restated Investor Rights Agreement, the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated July 26, 2010, by and among the Company and each of the parties named therein.

2.4.2                     Mechanics and Effect of Conversion. No fractional shares of the Company’s equity securities shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal and accrued interest that is not so converted in cash, The Holder shall surrender this Note, duly endorsed, at the principal office of the Company after full conversion of this Note in exchange for stock certificates representing the equity securities into which this Note has been converted. Upon full conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

2.5                               Optional Conversion Upon a Liquidation. In the event the Company proposes to enter into a transaction which, if consummated, would constitute a Liquidation prior to conversion pursuant to Section 2.1, Section 2.2 or Section 2.3, the Company shall provide the Holder with twenty (20) days written notice prior to the consummation of such transaction (the “Liquidation Notice”).  The Liquidation Notice shall set forth the material terms of the proposed

Liquidation, including, without limitation, the proposed structure of the Liquidation and the amount and type of consideration to be received by the Company’s equity holders. The Holder shall have the option to (i) redeem this Note for a cash payment from the Company equal to the aggregate amount of outstanding principal and accrued and unpaid interest on this Note, effective on the date of such Liquidation, or (ii) convert, subject to Section 2.4.2, all outstanding principal and accrued and unpaid interest on this Note, effective on the date of such Liquidation, into such number of shares of Series C Preferred equal to the quotient of:

(a) the aggregate amount of outstanding principal and accrued and unpaid interest on this Note divided by

(b) the original purchase price for the Series C Preferred.

In the event the Holder elects to exercise its conversion right pursuant to this Section 2.5, the Holder shall, within seven (7) days of the Holder’s receipt of the Liquidation Notice, deliver written notice to the Company of such election.

2.6                               Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares (as defined in the Warrants) that may be issued upon the exercise of the rights represented by this Note will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period (as defined in the Warrants), have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares to provide for the exercise of the rights represented by this Note. If at any time during the Exercise Period the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit exercise of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes.

2.7                               Prepayment.  Except in connection with a Liquidation where the Holder elects not to convert this Note, without the written consent of the Requisite Holders, the Company may not and shall not prepay any portion of the outstanding principal of this Note. In the event the Requisite Holders consent to the prepayment of Notes, prepayments shall be made by the Company to the Investors who elect to receive such prepayments on a pro-rata basis.

3.                                      Interest. Interest shall accrue on the outstanding principal balance of this Note at the rate of 8% per year, compounded annually on the basis of actual days elapsed in a 365- or 366-day year, as appropriate. Notwithstanding any other provision of this Note, the Holder does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges or premiums in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

4.                                      Waiver of Notice. The Company hereby waives notice, presentment, protest and notice of dishonor.

5.                                      Event of Default.

5.1                               Event of Default. The following events shall constitute an “Event of Default” under this Note:

5.1.1                     Voluntary Bankruptcy or Insolvency Proceedings. The Company shall have (a) applied for or consented to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (b) made a general assignment for the benefit of its creditors, (c) been dissolved or liquidated in full or in part, or (d) commenced a voluntary case or other proceeding seeking relief on its behalf as a debtor, or to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, composition, compromise or other relief with respect to itself or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or any other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

5.1.2                     Involuntary Bankruptcy or Insolvency Proceedings.  If any notice of intention is filed or any proceeding or filing is instituted or made against the Company in any jurisdiction seeking to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, composition or compromise of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets or seeking possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of the Company and the same has not been dismissed, vacated or stayed within sixty (60) days of commencement.

5.1.3                     Failure to Pay. Failure by the Company to pay any principal or interest on any Note when due, whether at maturity or by reason of acceleration.

5.1.4                     Cross-Default. Failure by the Company to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 (excluding the Notes, but including any other evidence of indebtedness of the Company to the Holder).

5.2                               Acceleration.  If an Event of Default under Section 5.1.3 or Section 5.1.4 occurs and is continuing, then the Requisite Holders may declare the outstanding principal balance, accrued interest thereon and all other payments payable on the Notes to be forthwith due and payable in cash immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, to the fullest extent permitted by applicable law. If an Event of Default specified in Section 5.1.1 or Section 5.1.2 occurs and is continuing, then the outstanding principal balance, accrued interest thereon and all other payments payable hereunder shall become and be immediately due and payable in cash without any declaration or other act on the part of the Holder or the Requisite Holders. The Requisite

Holders by notice to the Company may rescind an acceleration and its consequences. No such rescission shall affect any subsequent default or impair any right thereto.

6.                                   Miscellaneous.

6.1                               Successors and Assigns; Transfer. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted transferees and assigns of the parties. The Company may not transfer or assign its obligations hereunder without the prior written consent of the Holder. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933.

6.2                               Loss or Mutilation of Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, the Company shall execute and deliver to Holder a new Note of like tenor and denomination as this Note. Principal and interest is payable only to the Holder of the Note.

6.3                               Titles and Subtitles. The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this agreement.

6.4                               Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered in accordance with the Purchase Agreement.

6.5                               Note Holder Not Shareholder. This Note does not confer upon Holder any right to vote or to consent to or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

6.6                               Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York, without regard to conflict, of laws principles.

6.7                               Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Holders; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Holder’s written consent, (ii) reduce the rate of interest of this Note without Holder’s written consent, or (hi) adversely impact one Holder or a group of Holders in a manner that is substantially different from another Holder or group of Holders, without such adversely impacted Holder’s consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name this 29th day of November, 2012.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:
Name:	John M. Gill
Title:	President & Chief Executive Officer

SIGNATURE PAGE TO CONVERTIBLE NOTE

SCHEDULE OF MATERIAL DIFFERENCES

TO EXHIBIT 4.10

Name	Amount
HealthCare Ventures VII, L.P.	$384,186.62
Novitas Capital III, L.P.	$324,483.86
Quaker BioVentures, L.P.	$311,160.83
LVP Life Science Ventures III, L.P.	$172,525.19
LVP III Associates, L.P.	$8,626.24
LVP III Partners, L.P.	$4,313.07
Vertical Fund I, L.P.	$107,975.77
Vertical Fund II, L.P.	$26,994.28
Amgen Ventures LLC	$89,092.82
George McLendon	$1,246.27
Pecora & Co., LLC	$12,187.86
Clarus Life Sciences II, LP	$1,778,603.55
Hatteras Venture Partners III, LP	$543,511.63
Hatteras Venture Affiliates III, LP	$49,356.25
Pfizer Inc.	$592,867.88
Nextech III Oncology, LPCI	$444,650.93
ONC Partners, L.P.	$148,216.95

Amendment #1 to Unsecured Convertible Promissory Notes of TetraLogic Pharmaceuticals Corporation

This is an Amendment (“Amendment #1) to the Unsecured Convertible Promissory Notes (“Notes”) issued pursuant to the Note and Warrant Purchase Agreement (“Purchase Agreement”) dated November 29, 2012 by and among TetraLogic Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and the persons and entities named on the Schedule of Purchasers attached to the Agreement (“Purchasers”).

WITNESSETH:

WHEREAS, the Company and Purchasers are parties to the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, at the First Tranche Closing and the Second Tranche Closing the Company issued to the Holders convertible promissory notes in the aggregate principal amount of $10,000,000 (the “Notes”); and

WHEREAS, the outstanding principal amount of each of the Notes, together with all accrued and unpaid interest thereon, was due and payable on July 1, 2013; and

WHEREAS, the Notes may be amended, waived or modified upon the written consent of the Company the Requisite Holders (as defined in the Purchase Agreement); and

WHEREAS, the Company and the Purchasers have concluded that it is in their mutual best interest to amend Section 1 of each of the Notes to extend the Maturity Date (as defined in the Notes) to April 1, 2014.

NOW, THEREFORE, in consideration of the covenants contained herein the parties hereto, intending to be legally bound hereby, agree to amend the Notes as follows:

1.     Section 1 of the Notes shall be deleted and replaced in its entirety with the following:

“Maturity Date. Unless earlier converted in accordance with Section 2 hereof, on the earliest of (a) April 1, 2014, (b) the closing of a Liquidation (as defined in the Company’s Certificate of Incorporation, as amended to date) or (c) the date on which an Event of Default (as defined below) has occurred and repayment of this Note has been accelerated pursuant to Section 5.2 (the “Maturity Date”), the Company shall pay to Holder, in cash, the amount of the then outstanding principal balance of this Note plus all accrued and unpaid interest hereon.”

This Amendment, together with each Note, constitute the entire agreement between the parties with respect to the subject matter contained therein, and together, supersede and replace any and all prior and contemporaneous understandings, arrangements and agreements, whether oral or written, with respect to the subject matter.

Except as otherwise amended hereby, the Notes shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of the parties thereto, as presently constituted, will continue in full effect.

IN WITNESS WHEREOF, the parties have caused this Amendment #1 to be executed by their duly authorized representative, effective as of the 3rd day of September, 2013.

TetraLogic Pharmaceuticals Corporation

By:	/s/ Richard Sherman

Name:	Richard Sherman

Title:	Sr. VP. Strategic Transactions/General Counsel

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

Purchasers:

PFIZER INC.

By:

Name:
(print)
Title:

CLARUS LIFESCIENCES II, L.P.

By:	Clarus Ventures II GP, LP, its General Partner

By:	Clarus Ventures II, LLC, its General Partner

By:	/s/ Michael Steinmetz

Name:	Michael Steinmetz
(print)

Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

Hatteras Venture Partners III, LP

By:	Hatteras Venture Advisors, LLC, its general partner

Signature:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Manager

Hatteras Venture Affiliates III, LP

By:	Hatteras Venture Advisors, LLC, its general partner

Signature:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Manager

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

VERTICAL FUND I, L.P.

By:	The Vertical Group, L.P.
Its:	General Partner

By:	The Vertical Group GPHC, LLC
Its:	General Partner

By:	/s/ John E. Runnells

Name:	John E. Runnells

Its:	Authorized Signatory

VERTICAL FUND II L.P.

By:	The Vertical Group, L.P.
Its:	General Partner

By:	The Vertical Group GPHC, LLC
Its:	General Partner

By:	/s/ John E. Runnells

Name:	John E. Runnells

Its:	Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

QUAKER BIOVENTURES, L.P.

By:	QUAKER BIOVENTURES CAPITAL, L.P.,
Its general partner

By:	QUAKER BIOVENTURES CAPITAL, LLC,
Its general partner

By:	/s/ Brenda D. Gavin

Name:	Brenda D. Gavin

Title:	Partner

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

AMGEN VENTURES LLC

By:	/s/ Janis Naeve

Name:	Janis Naeve
(print)

Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

/s/ George Mclendon
GEORGE MCLENDON

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOG1C PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

PECORA AND COMPANY, LLC

By:	/s/ Andrew Pecora

Name:	Andrew Pecora
(print)

Title:	Chairman

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

HEALTHCARE VENTURES VII, LP.

By:	HealthCare Partners VII, L.P.,
Its General Partner

By:	/s/ Jeffrey B. Steinberg

Name:	Jeffrey B. Steinberg
Title:	Administrative Partner

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

NOVITAS CAPITAL III, L.P.

By:	Novitas Capital III GP, L.P.,
Its General Partner

By:	Novitas Capital III GP, Manager, LLC,
Its General Partner

By:	/s/ Paul J. Schmitt

Name:	Paul J. Schmitt
(print)

Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION
UNSECURED CONVERTIBLE PROMISSORY NOTES]

ONC Partners, L.P.

By: ONC General Partner Limited

By:	/s/ Michael Robinson
Name:	Michael Robinson
Director

[SIGNATURE PAGE TO AMENDMENT #1 TO TETRALOGIC PHARMACEUTICALS CORPORATION UNSECURED
CONVERTIBLE PROMISSORY NOTES]